Exhibit 10.3

Lightbridge, Inc.

Memorandum Agreement

To:          Judith Dumont

From:      Lightbridge, Inc

Date:       August 5, 2002

Re:          Cancellation of Stock Options

You are currently the holder of one or more options to purchase 25,000 and 25,000 shares of Common Stock of Lightbridge, Inc. (the “Company”), par value $.01 per share, with an exercise price equal to $26.688 and $26.50 per share, respectively (the “Old Options”).  Your Options are listed on Exhibit A by: (i) date of grant, (ii) number of shares originally subject to the option, (iii) exercise price per share, and (iv) type of option (incentive or non-qualified).

Pursuant to this Memorandum Agreement, the Company is hereby proposing to terminate all of the unexercised portion of your Old Options effective August 5, 2002 (the “Termination Date”).  You may elect to terminate all of the unexercised portion of your Old Options or none of the unexercised portion of your Old Options, but you may not elect to terminate only a portion of the unexercised portion of your Old Options.

If you elect to terminate all of the unexercised portion of your Old Options, the Company will grant to you on or about February 6, 2003 (the date of such grant being referred to as the “New Grant Date”) one or more stock options (the “New Options”) for the purchase of an aggregate number of shares of Common Stock equal to the number of shares of Common Stock remaining unexercised under your Old Options on the Termination Date, provided that on the New Grant Date you continue to be an employee or consultant of the Company or one of its subsidiaries.  The New Options will have an exercise price per share equal to the fair market value of the Common Stock on the New Grant Date, as determined by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company and will become exercisable and vest as follows: immediately with respect to an amount of shares equal to the number of shares that would have vested under your Old Option through the New Grant Date and the remaining amount in equal three-month installments thereafter, contingent in each case upon your continued service as an employee or consultant, as the case may be, on such vesting date.  In all other respects, the New Options will be on substantially the same terms and conditions as the Old Options they replace, including, where applicable, incentive stock option status to the extent permitted by Internal Revenue Code requirements.  No other stock options will be granted to you by the Company during the period from the Termination Date and the New Grant Date.

If you agree to accept the Company’s offer, please countersign one copy of this Memorandum Agreement in the space indicated below and return it to me on or before the Termination Date.  If I have not received your countersigned copy of this Memorandum Agreement on or before the Termination Date, you shall be deemed to have rejected the Company’s offer.  If you sign this Memorandum Agreement and return it to the Company, you acknowledge that you have no further rights pursuant to any of your Old Options.

This Memorandum Agreement constitutes the sole and only agreement between you and the Company relating to the cancellation of your Old Options and supersedes any prior understanding or written or oral agreement relating to such subject matter.  No amendment, modification, or alteration of the terms hereof shall be binding unless the same shall be in writing, dated subsequent to the date hereof and duly executed by the you and the Company. This Memorandum Agreement shall be binding on the Company, its successors and assigns.

Accepted and Agreed

this 5th day of August, 2002:

Judith Dumont

Option Holder

Lightbridge, Inc.

By: /s/ Eugene DiDonato